Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Filed in the Office of Secretary of State State Of Nevada	Business Number E0250932007-4
Filing Number 20211238446
Filed On 2/16/2021 8:00:00 AM
Number of Pages 1

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

GreenBox POS

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

495,000,000 shares of Common Stock, par value $0.001 per share

5,000,000 shares of Preferred Stock, par value $0.01 per share

4. The number of authorized shares and the par value, if any of each class or series, if any, of shares after the change:

82,500,000 shares of Common Stock, par value $0.001 per share

5,000,000 shares of Preferred Stock, par value $0.01 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of Common Stock will be issued after the change in exchange for each six (6) shares of Common Stock held by each record stockholder at the effective date and time of the change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued pursuant to the change.  Stockholders who would be entitled to receive fractional shares of Common Stock shall be rounded up to the nearest whole share of Common Stock.

7. Effective date and time of filing: (optional)                                   Date:                               Time:

                                                                                                       (must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X /s/ Ben Errez	Ben Errez, EVP & Chairman
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 1-5-15